Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS FIRST QUARTER RESULTS

Company Records Impairments on Lease Buyout / Company Store Closing

ROANOKE, Va. (May 16, 2005)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), filed Form 10-Q with the SEC on May 16, 2005.  Net loss for the first quarter ended March 31, 2005 was $66,581 compared to net income of $161,902 for the first quarter of 2004.  The first quarter results of operations were impacted by impairments of approximately $220,000 (net of tax) associated with a sublease buyout and a company store closing, legal accruals and expenses on contingencies of approximately $93,000 (net of tax), offset by a gain recorded on an insurance matter of $136,000(net of tax).  Without the non-recurring expenses, net operating income for the quarter was approximately $110,000.

During the first quarter, or shortly thereafter, the Company settled two lawsuits for a total payment by the Company of $415,000, the majority of which had been accrued as of December 31, 2004.  Cash of $309,000 was generated from operations and cash and cash equivalents increased by $138,000 from December 31, 2004 to March 31, 2005, achieving a balance of approximately $2.2 million at March 31, 2005.  It is customary in the restaurant industry to operate with negative working capital.  The Company achieved positive working capital of $2.3 million at March 31, 2005 and $1.5 million at December 31, 2004.

“The Company is currently evaluating opportunities to increase our franchise and company store base.  We have reviewed real estate opportunities for current franchise and company operations”, said Mr. James C. Verney, President and Chief Executive Officer.  “The Company has also invested in resources such as consumer research, prototype plans for the concepts of Western Sizzlin and Great American Buffet, and personnel.  The investments made in 2004 and 2005 will position us to revitalize the Company and establish a map for growth”, said Verney.

There was one franchise closure and one company- operation closure during the first quarter of 2005.  There are currently three new franchise restaurants under construction and scheduled to open in 2005.

Western Sizzlin Corporation operates and franchises a total of 152 units in 21 states as of May 16, 2005 under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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